Exhibit 99.1
PRESS RELEASE
February 7, 2008
First Citizens Banc Corp Announces Earnings
Sandusky, Ohio, February 7, 2008 — First Citizens Banc Corp (the “Corporation”) (FCZA: Nasdaq) announced today its unaudited financial results for 2007. Per share earnings for 2007 were $1.25 per common share. This compares to $1.12 per common share for 2006 or an increase of 11.6%. Earnings for the fourth quarter of 2007 were $.38 per common share compared to $.29 per share for the fourth quarter of 2006. Performance details will be available in the company’s 10K filing and annual report which will be released in March 2008. First Citizens Banc Corp is the holding company for The Citizens Banking Company. Headquartered in Sandusky, Ohio, The Citizens Banking Company operates 32 offices in Ohio as Citizens Bank in Northern Ohio and as Champaign Bank in Akron and Central Ohio.
This earnings report may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Corporation’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Corporation’s operations, pricing, products and services.
For More Information Contact
Rich Dutton, Executive Vice President
(419) 625-4121